Exhibit 23.1




INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Computer Sciences Corporation on Form S-8 of our reports dated May 22, 2000 and June 16, 2000, appearing in the Annual Report on Form 10-K of Computer Sciences Corporation for the year ended March 31, 2000 and in the Annual Report of Form 11-K of Computer Sciences Corporation Matched Asset Plan for the year ended December 31, 1999, respectively, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.




/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
Los Angeles, California

April 6, 2001